Exhibit 99.1

GE Commercial Finance
Retail Finance

401 Merritt 7, P.O. Box 5201
Norwalk, CT 06856-5201

April 8, 2008

CONFIDENTIAL

Ms. Jane F. Aggers
President and Chief Executive Officer
Hancock Fabrics. Inc.
One Fashion Way
Baldwyn, MS 38824

CC: Mr. Bradley Jordan, Senior Vice President, Houlihan Lokey Howard & Zukin

Re: Commitment Letter

Dear Ms. Aggers:

You have advised General Electric Capital Corporation (“GE Capital" or "Agent") that Hancock Fabrics, Inc. (the "Borrower"), as the reorganized debtor under a plan of reorganization (the "Plan of Reorganization") to be confirmed in Case No. 07-10353 (the "Bankruptcy Case") commenced under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), is seeking up to $100 million of financing (the "Financing") in connection with the consummation of the Plan of Reorganization ("Transaction").

We anticipate that the Borrower is a domestic operating company that directly owns substantially all of the assets used in its business and does not have any material subsidiaries. We further anticipate that, upon consummation of the Plan of Reorganization, Borrower will not have any material indebtedness other than the Financing described herein and at least $20 million of cash proceeds of subordinated debt or equity. It is contemplated that the Financing would include up to a $100,000,000 Revolving Line of Credit ("Revolver").

Based on our understanding of the Transaction as described above and the information which you have provided to us to date, GE Capital is pleased to offer its commitment to provide the Financing described herein in the amount of $100,000,000, subject to the terms and conditions outlined in the attached Summary of Terms (together with this letter, the "Commitment Letter").

GE Capital's commitment hereunder is subject to the execution and delivery of final legal documentation acceptable to GE Capital and its counsel incorporating, without limitation, the terms set forth in this Commitment Letter.

By signing this Commitment Letter, Borrower and Agent acknowledge that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among GE Capital and any other person as to the subject matter hereof, including, without limitation, any prior commitment letters and the letter of interest dated December 11, 2007 between GE Capital and Hancock Fabrics, Inc. (collectively, the "Prior Letter").  No amendments, waivers or modifications of this Commitment Letter or any of its contents shall be effective unless expressly set forth in writing and executed by Borrower and Agent.

This Commitment Letter is being provided to you on the condition that, except as required by law, neither it, the Fee Letter, the Prior Letter, nor their contents will be disclosed publicly or privately except to those individuals who are your officers, employees or advisors who have a need to know of them as a result of their being specifically involved in the Transaction under consideration and then only on the condition that such matters may not, except as required by law, be further disclosed or as may be required to obtain the Bankruptcy Court approval as set forth below. No person, other than the parties signatory hereto, is entitled to rely upon this Commitment Letter or any of its contents. No person shall, except as required by law, use the name of, or refer to, GE Capital, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Financing without the prior written consent of GE Capital.

Regardless of whether the commitment herein is terminated or the Financing closes, Borrower agrees to pay upon demand to GE Capital all reasonable out-of-pocket expenses ("Transaction Expenses") which may be incurred by GE Capital or GECM in connection with the Financing or the Transaction (including all reasonable legal, environmental, and other consultant costs and fees incurred in the preparation of this Commitment Letter, the Fee Letter, the Prior Letter, and evaluation of and documenting of the Financing). The Borrower's reimbursement obligation hereunder shall apply whether or not the Financing closes, and GE Capital's right to receive reimbursement of all costs and expenses incurred in connection with the consideration of the Financing shall be entitled to priority as an administrative claim under Section 503(b)(1) of the Bankruptcy Code, and shall be payable upon demand by GE Capital without any further order of the Bankruptcy Court, whether or not the Financing closes. Regardless of whether the commitment herein is terminated or the Financing closes, Borrower shall indemnify and hold harmless each of GE Capital, and its respective affiliates, and the directors, officers, employees, agents, attorneys and representatives of any of them (each, an "Indemnified Person"), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, the Fee Letter, the Prior Letter, or the Financing under consideration, the documentation related thereto, any other financing related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters. Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Under no circumstances shall GE Capital, or any of its respective affiliates be liable to you or any other person for any punitive, exemplary, consequential or indirect damages which may be alleged in connection with this Commitment Letter, the Fee Letter, the Prior Letter, the Plan of Reorganization, the Financing, the documentation related thereto or any other financing, regardless of whether the commitment herein is terminated or the Financing closes.

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS COMMITMENT LETTER, THE FEE LETTER, THE PRIOR LETTER, ANY TRANSACTION RELATING HERETO OR THERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. Each party hereto consents and agrees that the state or federal courts located in New York County, City of New York, New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Prior Letter, the Financing or the Transaction under consideration, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court (including an appellate court) located outside of such jurisdiction. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection, which such party may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

This Commitment Letter is governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

GE Capital shall have access to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital may request, including business plans, financial statements (actual and pro forma), books, records, and other documents of each Credit Party.

If the Financing is not provided on substantially the same terms as described herein, the remaining balance of the Underwriting Deposit (as defined in the Fee Letter), net of all Expenses, shall be returned to Borrower. The Commitment Letter Delivery Fee (as hereinafter defined) has been fully earned on the date hereof and shall be non-refundable when paid. All other fees set forth herein will be deemed to be fully earned on the date of required payment thereof and shall be non-refundable when paid.

This Commitment Letter shall be of no force and effect unless and until (a) this Commitment Letter and the Fee Letter are executed and delivered to the undersigned GE Capital on or before 5:00 p.m. eastern time on April 9, 2008 at 401 Merritt 7, P.O. Box 5201, Norwalk, CT 06856 and (b) on or prior to April 30, 2008, (i) the Bankruptcy Court shall have approved and entered an order in the Bankruptcy Case, in form and substance reasonably satisfactory to Agent, authorizing Borrowers' acceptance of, and performance under, this Commitment Letter and the Fee Letter, which order shall specifically provide that each Borrower is authorized to pay to Agent the fees and deposits referenced in the Fee Letter and to reimburse all reasonable costs and expenses incurred in connection with the Financing, and Agent's right to receive such reimbursements shall be entitled to priority as administrative expense claims under Section 503(b)(1) of the Bankruptcy Code, immediately upon demand by either Agent without any further order of the Bankruptcy Court or consent of any person, whether or not the Financing closes, provided, however, that Borrower shall make reasonable efforts to obtain the Bankruptcy Court's approval and entry of such order at the hearing scheduled currently for April 17, 2008 and (ii) Borrower shall have paid all fees and deposits then due and payable to Agents as provided in the Fee Letter. Once effective, GE Capital's commitment to provide financing in accordance with the terms of this Commitment Letter shall cease if the Financing does not close, or the Financing is not funded for any reason, on or before August 29, 2008 and, notwithstanding any further discussions, negotiations or other actions taken after such date, neither GE Capital nor any of its affiliates shall have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.

If the Financing is approved and closes, Borrower might be eligible for certain Access GE services. These are "At the Customer, For the Customer" services, pursuant to which GE Capital shares with a borrower certain of GE Capital's process improvement methodologies and/or various functional expertise, which Borrower can thereafter apply to the specific needs of its business, as Borrower sees fit.

We look forward to continuing to work with you toward completing this transaction.

Our business is helping yours.

Sincerely,

GENERAL ELECTRIC CAPITAL
CORPORATION

By: /s/ Charles Chido
Its: Duly Authorized Signatory

AGREED AND ACCEPTED THIS 9TH DAY OF APRIL, 2008 HANCOCK FABRICS, INC ON BEHALF OF ITSELF AND THE OTHER CREDIT PARTIES

By:	/s/ Robert W. Driskell
Its:	SVP, CFO

SUMMARY OF TERMS

Up to $100,000,000 Plan of Reorganization Credit Facility
For
Hancock Fabrics, Inc.

April 8, 2008

ADMINISTRATIVE AGENT:	General Electric Capital Corporation ("GE Capital" or "Agent ").
LENDERS:	GE Capital.
BORROWER:	Hancock Fabrics, Inc. as reorganized debtor under the Plan of Reorganization
Guarantors:	All subsidiaries of Borrower
SUMMARY OF PROPOSED TERMS FOR REVOLVER
MAXIMUM AMOUNT:
$100,000,000 (including a Letter of Credit Subfacility of up to $20,000,000). Letters of Credit will be issued by GE Capital and/or one of its affiliates, on terms acceptable to GE Capital and will be guaranteed or otherwise backed by GE Capital.

TERM:	60 months
AVAILABILITY:
Borrowing availability will be the sum of up to (i) 85% of Borrower's eligible accounts receivable, (ii) 90% of the net orderly liquidation value ("NOLV") of eligible inventory and (iii) 60% of the Adjusted Appraised Fair Market Value (as defined below) of owned real estate, in each of clauses (i), (ii), and (iii) less reserves (the "Borrowing Base"), but not to exceed the Maximum Amount. Agent will retain the right from time to time to establish or modify advance rates, standards of eligibility and reserves against availability. The face amount of all letters of credit outstanding under the Letter of Credit Subfacility will be reserved in full against availability.

"Adjusted Appraised Fair Market Value'' shall mean the value assigned by CRE Business Property (GE); which, based on the CB Richard Ellis appraisal dated February 1, 2008, is a value of $22,000,000.

USE OF PROCEEDS:
Loans made on the date the Financing is
consummated (the "Closing Date") would be used to refinance Borrower's existing working capital indebtedness on the consummation date (the "Consummation Date") of the Plan of Reorganization, to otherwise enable Borrower to consummate the Plan of Reorganization on the Consummation Date, and to fund certain fees and expenses associated with the Financing. Loans made after the Closing Date would be used for Borrower's working capital purposes.

INTEREST: Rates:

At Borrower's option, all loans will bear interest at
either (a) a floating rate equal to the Index Rate plus the Applicable Margin(s) or (b) absent a default, a fixed rate for periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate ("LIBOR Rate") plus the Applicable Margin(s).

Payment Dates:
Interest will be payable monthly in arrears for Index Rate loans and at the expiration of each LIBOR period for LIBOR loans.

All interest will be calculated based on a 360 day year and actual days elapsed. The Financing documentation will contain (a) LlBOR breakage provisions and LlBOR borrowing mechanics, (b) LIBOR Rate definitions, and (c) the Index Rate definition will equal the higher of the prime rate as reported by The Wall Street Journal or the overnight Federal funds rote plus 50 basis points

APPLICABLE MARGINS:
The following Applicable Margins [consisting of per annum rate margins) shall apply so long as any loon remains outstanding or until the Applicable Margins are adjusted as described below:

Applicable Revolver index Margin             0.50%
Applicable Revolver LlBOR Margin           2.25%
Applicable Standby L/C Margin                 2.25%
Applicable Documentary LIC Margin        1.75%
Applicable Unused Facility Fee Margin    0.25%

Starting January 1, 2009, the Applicable Margins shall be subject to adjustment (up or down) prospectively, for three (3) calendar month period based on Borrowers' overage excess availability, which shall mean an amount equal to (I) the excess, if any, of (a) the Borrowing Base minus (b) the sum of (i) aggregate outstanding advances and (ii) the amount of Letter of Credit obligations ("Excess Availability") and (iii) $7.5 Million ("Adjusted Excess Availability") for each day during the three calendar months most recently ended divided by (II) the number of days occurring during such period (the "Average Adjusted Excess Availability") in accordance with the grid attached as Schedule 1.

The definitive Financing documentation will contain provisions regarding the delivery of excess availability certificates. If a default is continuing at the time that a reduction in Applicable Margins is to be implemented, that reduction will be deferred until the first month commencing after the cure or waiver thereof.

FEES
The fees set forth in the Fee Letter will be payable to Lender at the times specified therein.

The following fees will be payable to Lender at the times specified below or otherwise at the times specified in the definitive Financing documents.

Letter of Credit Fee:
Equal to the Applicable L/C Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the letters of credit under the Revolver, payable monthly in arrears, plus any costs and expenses incurred by Agent in arranging for the issuance or guaranty of Letters of Credit and any charges assessed by the issuing financial institution.

Unused Facility Fee:
Equal to the Applicable Unused Facility Fee Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of the Revolver, payable monthly in arrears.

DEFAULT RATES:
From and after the occurrence and continuation of an event of default, the interest rates applicable to all Loans and the Letter of Credit Fee will be increased by 200 basis points per annum over the interest rate or Letter of Credit Fee otherwise applicable and such interest and fees will be payable on demand.

SECURITY:
To secure all obligations of Borrower to Agent and Lender, Agent, for itself and the ratable benefit of Lender will receive a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible assets of Borrower and its subsidiaries, if any, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable), equipment. fixtures, real property interests, franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property, supporting obligations, letter of credit rights, commercial tort claims, courses of action and all substitutions, accessions and proceeds of the foregoing (including insurance proceeds) (collectively, the "Collateral").

All Collateral will be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to Agent.

Each Guarantor will guarantee the obligations of Borrower under the Financing documents.

In addition, Agent shall receive a pledge by the Borrower of all issued and outstanding Capital stock of its respective subsidiaries

All obligations will be cross-defaulted to all other
material indebtedness of Borrower and/or any of its subsidiaries. Agent is authorized to pre-file financing statements and other evidences of liens with respect to all of the Collateral, including "all-assets" filings, if applicable, naming Agent as secured party.

MANDATORY PREPAYMENTS:
Customary mandatory prepayment (to be negotiated) upon disposition of assets, and upon sale of equity or debt, except debt or equity issued in connection with or contemplated by the Plan of Reorganization.

FINANCIAL REPORTING:
The Financing documentation will require the Borrower, on a monthly basis, to provide to Agent and Lender internally prepared financial statements. Annually, Borrower will be required to provide audited financial statements, and a board approved operating plan for the subsequent year. Borrower will provide, on an as requested basis, monthly borrowing base certificates; weekly If Excess Availability is less than 25% of Borrowing Availability and other information reasonably requested by the Agent. All financial statements shall be prepared on a consolidated and consolidating basis.

DOCUMENTATION:
The Financing documentation will contain representations and warranties; conditions precedent; affirmative, and negative covenants; indemnities; events of default and remedies customary for loans of this type and consistent with the other terms of this letter as may be reasonably required by Agent. Relevant documents, such as, subordination and intercreditor agreements, equity or stockholder agreements, incentive and employment agreements, tax agreements, and other material agreements, to be reasonably acceptable to Agent.

OTHER TERMS:
GE Capital's commitment with respect to the Financing is conditioned upon satisfaction of the following conditions as of the Closing Date, and the Financing documents will require, among other things, compliance with covenants pertaining to the following (all in form and substance satisfactory to Agent):

• The terms of each of (i) the Plan of Reorganization and (ii) all orders of the Bankruptcy Court confirming, approving. implementing or affecting the Plan of Reorganization, this Commitment Letter and the Financing, or affecting the rights, remedies and obligations of Agent and Lender hereunder and thereunder, shall be in form and substance acceptable to Agent in its sole discretion.

• The Plan of Reorganization shall have been confirmed by a final order entered by the Bankruptcy Court (the "Confirmation Order"), in form and substance acceptable to Lender in its sole discretion, which has not been stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay. The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any applicable local bankruptcy rules. Moreover, (i) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (ii) no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending and (iii) the Confirmation Order must otherwise be in full force and effect.

• All conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in a manner acceptable to Agent, and the Plan of Reorganization shall have been consummated or shall be consummated contemporaneously with the funding of the initial Loans.

• Cash management systems for Borrower reasonably acceptable to Agent. Agent will have cash dominion by means of blocked account agreements executed at or prior to Closing of the Financing.

• Commercially reasonable insurance protection for the Borrower's industry, size and risk and the Lender's collateral protection (terms, underwriter, scope, and coverage to be acceptable to Agent); Agent named as loss payee (property/casualty) and additional insured (liability); and non-renewal/cancellation/amendment riders to provide 30 days advance notice to Agent.

• Minimum Excess Availability requirement of $7.5MM at all times.

• Compliance with applicable laws, decrees, and material agreements or obtaining of applicable consents and waivers.

• General and collateral releases from prior lenders, customary corporate and estoppel certificates, landlord/mortgagee/bailee waivers only with respect to warehouse and distribution center locations and consignment or similar filings.

• Limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between Borrower and its officers, directors, employees and affiliates.

• Limitations on, or prohibitions of, cash dividends, other distributions to equity holders, payments in respect of subordinated debt, payment of management fees to affiliates and redemption of common or preferred stock; provided, however, a basket in an amount to be determined for dividends and open market stock repurchases will be allowed subject to a minimum excess availability threshold.

• Limitations of mergers, acquisitions, sale of Borrower, its stock or a material portion of its assets.

• Prohibitions of a direct or indirect change in control of Borrower except for changes in control that may occur as a result of the implementation of the Plan of Reorganization.

• Agent and Lenders' rights of inspection with the ability to count inventory at any time, access to facilities, management and auditors.

• Customary yield protection provisions, including, without limitation, provisions as to capital adequacy, illegality, changes in circumstances and withholding taxes.

• Environmental surveys or reviews in scope and form, by firms, and with results acceptable to Agent with respect to owned real estate included in the Borrowing Base.

• Inventory appraisal in form and substance reasonably acceptable to Agent reflecting asset values at levels acceptable to Agent. After the Closing Date, appraisals shall be completed semi-annually at Borrower's expense (three times per annum when Adjusted Excess Availability is less than 25% of the Borrowing Base, or more frequently as the Agent requires from and after the occurrence of an event of default). The appraisals will be performed by appraisers retained by Agent.

• Collateral audit of the Borrowers in form and substance acceptable to Agent. The collateral audit shall be performed by a firm acceptable to Agent. After the Closing Date, collateral audits shall be completed semi-annually at Borrower's expense (three times per annum when Adjusted Excess Availability is less than 25% of the Borrowing Base, or more frequently as the Lender requires from and after the occurrence of an event of default).

• Real estate appraisals in form and substance reasonably acceptable to Agent. The appraisal shall be performed by a firm acceptable to Agent and shall also comply with the requirements of FIRREA. CB Richard Ellis real estate appraisal dated February 1. 2008 is reasonably acceptable to Agent provided that Agent and Lender can rely on the appraisal.

• Governing law: New York.

OTHER CONDITIONS:
GE Capital's commitment with respect to the Financing will be further conditioned upon the following (all to Agent's satisfaction):

• As of the Closing Date Borrower shall have received at least $20,000,000 in cash from the issuance of subordinated debt or equity. Terms of any equity or subordinated debt must be reasonably acceptable to Agent (including, without limitation, with respect to: payment subordination; standstill periods; payment blockages; and cross-default provisions), and all obligations of Borrower and its subsidiaries under or in respect of the Financing and all liens granted to Agent and Lender to secure such obligations must constitute permitted senior indebtedness and senior liens, as applicable under the terms of Borrower’s subordinated debt. Holders of subordinated indebtedness must agree not to contest liens granted to Agent and Lender.

• Completion by Agent of all legal due diligence with results reasonably satisfactory to Agent (including Agent's reasonable satisfaction with any previously undisclosed issues of a business nature which arise in connection with the legal due diligence) and Agent not becoming aware after the date hereof of any information not previously disclosed to the Agent affecting Borrower or its subsidiaries or the Transaction that in the Agent's reasonable judgment is inconsistent in a material and adverse manner with any such information disclosed to the Agent prior to the date hereof. Without limiting the foregoing, the corporate structure, other debt instruments, material contracts, and governing documents of Borrower and its affiliates, and tax and legal effects resulting from the Transaction, must be reasonably acceptable to Agent.

• Background and reference checks with results satisfactory to Agent on: (i) each Credit Party and any of its affiliates and (ii) its CEO, CFO. COO, officers, and directors; in each case, as determined by Agent in its sole discretion. Each Credit Party hereby consents to execute or cause execution of any documents necessary to effectuate such checks.

• Minimum Adjusted Excess Availability for Borrower in the aggregate at closing (on a pro forma basis for the Transaction, Plan of Reorganization with trade payables being paid currently, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital) of $12,000,000.

• Agent shall have received Borrower's audited financial statements for the fiscal year ending January 2008, and such financial statements are in form and substance acceptable to Agent.

• With respect to any real estate collateral, receipt of real property surveys, title commitments, title insurance policies in amount, form and from, as applicable, on issuer reasonably satisfactory to Agent.

• Receipt of all necessary or appropriate third party and governmental waivers and consents.

• Satisfactory opinions of counsel from Borrower's counsel (including local counsel as requested) reasonably acceptable to Agent.

• As of the Closing Date, there will have been (i) since January 31, 2008, no material adverse change, individually or in the aggregate, in the business, financial or other condition of Borrower taken as a whole, or the Collateral which will be subject to the security interest granted to Agent and Lender or in the prospects or projections of Borrower taken as a whole, and (ii) no litigation commenced which, if successful, would have a material adverse impact on Borrower as a whole, its business, or its ability to repay the loans, or which would challenge the transactions under consideration.

SCHEDULE I

APPLICABLE MARGINS

If Average Adjusted Excess Availability is:	Level of Applicable Margins:
> $30 million	Level I
> $20 million, but ≤ $30 million	Level II
> $10 million, but ≤ $20 million	Level III
≤ $10 million	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	0.00%	0.25%	0.375%	0.50%
Applicable Revolver LIBOR Margin	1.625%	1.875%	2.125%	2.375%
Applicable Standby L/C Margin	1.625%	1.875%	2.125%	2.375%
Applicable Documentary L/C Margin	1.375%	1.625%	1.875%	2.125%
Applicable Unused Facility Fee Margin	0.25%	0.25%	0.25%	0.25%